Exhibit 99.1

SAIC Announces Third Quarter of Fiscal Year 2015 Results

•	Total revenues: $1,004 million ($993 million excluding revenues performed by former parent)
•	Operating income: $63 million, 6.3% of revenues excluding revenues performed by former parent
•	Diluted earnings per share: $0.77
•	Cash flows provided by operating activities: $82 million
•	Quarterly dividend: $0.28 per share dividend declared; payable on January 30, 2015

MCLEAN, VA, December 9, 2014 — Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering and enterprise information technology markets, today announced financial results for the third quarter ended October 31, 2014. SAIC commenced its operations on September 27, 2013 (during the third quarter of fiscal 2014) following completion of a spin-off transaction from its former parent.

“SAIC continued to deliver exceptional value to its customers and solid financial performance to shareholders” said Tony Moraco, SAIC Chief Executive Officer. “Revenue growth, improved margins and strong cash flow highlight the quarter and demonstrate SAIC’s ability to be a leading technology integrator. As we celebrate our first year as an independent company, we continue to focus on executing our strategy, serving our customers and investing in our employees.”

Summary Operating Results

	Q3 FY15	Percent change	Q3 FY14
	(dollars in millions, except per share amounts)
Revenues	$993	2%	$974
Revenues performed by former parent	11	(67%)	33
Total revenues	$1,004	0%	$1,007
Operating Income	$63	70%	$37
As percentage of revenues excluding revenues performed by former parent	6.3%		3.8%
Net Income	$37	68%	$22
Diluted earnings per share	$0.77	75%	$0.44

Total revenues for the third quarter were $1,004 million compared to $1,007 million during the third quarter of the prior year. Total revenues were consistent with the prior year due to increased material volume on supply chain contracts and higher current year activity on contracts that were newly awarded in the prior year. These increases offset lower revenue caused by the loss of the DISN Global Solutions program, lower logistics program activity due to in-theater force drawdown and the expected decrease in revenues performed by former parent due to the completion of pre-separation joint work.

Operating income for the quarter was $63 million (6.3% of revenues excluding revenues performed by former parent), up from $37 million (3.8% of revenues excluding revenues performed by former parent) in the prior year period. The increase in operating income was primarily driven by the absence in the current quarter of separation transaction and restructuring expenses as well as improved current quarter contract performance.

Net income for the quarter was $37 million compared to $22 million in the prior year period. The increase in net income was primarily driven by higher operating income offset by interest expense during the quarter on long-term debt obtained in September 2013 in conjunction with the spin-off transaction.

Diluted earnings per share was $0.77 for the quarter. The weighted-average diluted shares outstanding during the quarter was 48.2 million shares.

Cash Generation and Capital Deployment

Cash flow provided by operating activities for the quarter was $82 million, which was a $72 million improvement compared to the same period in the prior year. The current year improvement over the prior year was primarily due to prior year delays in the collection of customer receivables caused by the government shutdown and anticipated billing delays from SAIC’s system shutdown related to the separation. In addition, SAIC made payments for separation and restructuring costs during the prior year period.

During the quarter, SAIC deployed $63 million, consisting of $13 million in dividends and $50 million in share repurchases (approximately 1.1 million shares) under SAIC’s previously announced share repurchase program. Fiscal 2015 year to date share repurchases totaled $114 million (approximately 2.7 million shares) and, since the repurchase program inception in December 2013, totaled $127 million dollars (approximately 3.1 million shares).

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors declared a regular quarterly cash dividend of $0.28 per share payable on January 30, 2015 to stockholders of record on January 15, 2015. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the third quarter were $967 million, which reflects a book-to-bill ratio of approximately 1.0.

As announced previously, SAIC was awarded the following notable contracts:

Fleet Readiness Centers Industrial Product Support Vendor (FRC IPV) Program: SAIC was awarded an indefinite delivery/indefinite quantity contract by the Defense Logistics Agency to provide the U.S. Navy with industrial hardware used in the repair, maintenance and overhaul of aviation equipment. The single-award contract includes a three-year base contract, two two-year options, one three-year option, and a total contract value of $190 million if all options are exercised. Work will be performed primarily in California, Florida, North Carolina and Virginia.

One Acquisition Solution for Integrated Services (OASIS): SAIC was awarded the OASIS contract, a government-wide, indefinite delivery/indefinite quantity acquisition agreement that includes program management, management consulting, logistics, as well as engineering, scientific, and financial services. Awarded by the U.S. General Services Administration (GSA), the multiple-award contract has a five-year period of performance, with one five-year option. SAIC is one of six awardees named in all seven pools to perform work both domestically and globally.

General Purpose Commercial Information Technology Equipment, Software and Services (Schedule 70): SAIC was awarded a multiple-award, indefinite delivery/indefinite quantity contract to support federal agencies and state, local and tribal entities through the GSA’s Cooperative Purchasing Program. The multi-award contract has a five-year base period of performance and three five-year options. SAIC will provide information technology professional services.

Prime Vendor Maintenance Repair and Operations Hawaii Region: The Defense Logistics Agency (DLA) awarded SAIC an indefinite delivery/indefinite quantity contract to provide maintenance repair and operations (MRO) tailored logistics support (TLS) to Department of Defense (DoD) and federal installations located in Hawaii, Guam and Kwajalein Atoll. The single-award, firm-fixed-price contract has a five-year period of performance and an estimated total contract value of more than $282 million. The MRO TLS program allows its customers to order supplies and equipment in order to fulfill their facilities' missions. Under the contract, SAIC will employ commercial business practices to reduce total MRO logistics cost to DLA Troop Support and its customers. SAIC will provide sourcing, procurement and delivery of MRO supplies and incidental services to DoD and other federal entities in the Hawaii region.

SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $6.5 billion of which $2.0 billion was funded. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite-delivery/indefinite-quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

Special Recognition

SAIC was recognized by Military Training Technology as a 2014 Top Simulation and Training Company in the September 2014 edition. Military Training Technology, a publication of KMI Media Group, is America’s longest established simulation and training magazine. Along with this recognition, SAIC received further acknowledgment with a green ribbon award signifying “High Revenue.” This award recognizes SAIC as a company that has made significant contributions on the military training and simulation industries across a vast array of technologies and has allowed U.S. airmen, Marines, sailors, soldiers and Coast Guardsmen to train and rehearse for missions in theater, or to prepare for deployment at home stations.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. EST on December 9, 2014. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.888.430.8701 (toll-fee U.S.) or +1.719.325.2261 (International/Local) and entering passcode 1065689.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion.

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of December 9, 2014. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2014	2013	2014	2013
	(dollars in millions, except per share amounts)
Revenues	$993	$974	$2,894	$3,086
Revenues performed by former Parent	11	33	39	94
Total revenues	1,004	1,007	2,933	3,180
Cost of revenues	906	892	2,645	2,833
Cost of revenues performed by former Parent	11	33	39	94
Total cost of revenues	917	925	2,684	2,927
Selling, general and administrative expenses	24	22	68	69
Separation transaction and restructuring expenses	—	23	—	57
Operating income	63	37	181	127
As a percentage of revenues excluding revenues
performed by former parent	6.3%	3.8%	6.3%	4.1%
Interest expense	4	3	13	3
Income before income taxes	59	34	168	124
Provision for income taxes	(22)	(12)	(63)	(44)
Net income	$37	$22	$105	$80
Weighted-average number of shares outstanding:
Basic	46.5	48.6	47.4	48.6
Diluted	48.2	49.7	48.8	49.7
Earnings per share:
Basic	$0.80	$0.45	$2.22	$1.63
Diluted	$0.77	$0.44	$2.15	$1.60
Cash dividends declared and paid per share	$0.28	$0.28	$0.84	$0.28

The unaudited condensed consolidated and combined statements of income presented for the three and nine months ended November 1, 2013 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statements of income for the three and nine months ended November 1, 2013 are provided for illustrative and informational purposes only and are not intended to represent what SAIC’s results of operations would have been had the separation been completed on February 1, 2013.

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited)

	October 31,	January 31,
	2014	2014
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$254	$254
Receivables, net	629	621
Inventory, prepaid expenses and other current assets	82	119
Total current assets	965	994
Goodwill	379	379
Property, plant, and equipment, net	58	60
Other assets	12	14
Total assets	$1,414	$1,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$392	$387
Accrued payroll and employee benefits	146	149
Long-term debt and capital lease obligations, current portion	29	13
Other current liabilities	19	15
Total current liabilities	586	564
Long-term debt and capital lease obligations, net of current portion	466	489
Other long-term liabilities	22	17
Total equity	340	377
Total liabilities and equity	$1,414	$1,447

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2014	2013	2014	2013
	(in millions)
Cash flows from operating activities:
Net income	$37	$22	$105	$80
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6	6	16	10
Deferred income taxes	(1)	13	—	13
Stock-based compensation expense	8	10	26	25
Excess tax benefits from stock-based compensation	—	—	(2)	—
Increase (decrease) in cash resulting from changes in:
Receivables	10	(38)	(8)	(31)
Inventory, prepaid expenses and other current assets	5	2	32	23
Other assets	—	1	—	1
Accounts payable and accrued liabilities	18	(4)	7	(48)
Income taxes payable	6	5	6	5
Accrued payroll and employee benefits	(8)	—	(3)	(20)
Other long-term liabilities	1	(7)	2	—
Total cash flows provided by operating activities	82	10	181	58
Cash flows from investing activities:
Expenditures for property, plant and equipment	(5)	(8)	(15)	(10)
Total cash flows used in investing activities	(5)	(8)	(15)	(10)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(14)	(40)	(14)
Principal payments on borrowings	(7)	(1)	(7)	(1)
Issuances of stock	1	—	2	—
Stock repurchased and retired or withheld for taxes on equity awards	(51)	—	(123)	—
Excess tax benefits from stock-based compensation	—	—	2	—
Proceeds from borrowings under term loan facility	—	500	—	500
Dividend paid to former Parent	—	(295)	—	(295)
Net transfers to former Parent	—	(63)	—	(103)
Capital contribution from former Parent	—	26	—	26
Deferred financing costs	—	—	—	(5)
Total cash flows (used in) provided by financing activities	(70)	153	(166)	108
Total increase in cash and cash equivalents	7	155	—	156
Cash and cash equivalents at beginning of period	247	2	254	1
Cash and cash equivalents at end of period	$254	$157	$254	$157

The unaudited condensed consolidated and combined statements of cash flows presented for the three and nine months ended November 1, 2013 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statements of cash flows for the three and nine months ended November 1, 2013 are provided for illustrative and informational purposes only and are not intended to represent what SAIC’s cash flows would have been had the separation been completed on February 1, 2013.

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog was as follows:

	October 31,	August 1,	January 31,
	2014	2014	2014
	(in millions)
Funded backlog	$2,036	$1,751	$1,639
Negotiated unfunded backlog	4,426	4,748	5,012
Total backlog	$6,462	$6,499	$6,651

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedule or other master agreement contract vehicles.